Exhibit 9

GUARANTEE LETTER

To:

Sapiens International Corporation N.V.
Sapiens Technologies (1982) Ltd.

Ladies and Gentlemen:

Reference is hereby made to that certain Share Purchase Agreement, dated as of July 21, 2011 (the “Agreement”), by and between (i) IDIT I.D.I. Technologies Ltd. ("IDIT"), (ii) FIS Software Ltd. ("FIS"), (iii) Sapiens International Corporation N.V. (the "Parent"), (iv) Sapiens Technologies (1982) Ltd. (the "Purchaser"), (v) the shareholders of IDIT whose names appear on the signature page of the Agreement or that otherwise become parties to the Agreement under Sections 2.06 and 2.07 thereof, (vi) Mr. Amit Ben Yehuda in his capacity as representative of the IDIT Selling Shareholders, (vii) the shareholders of FIS whose names appear on the signature page of the Agreement or that otherwise become parties to the Agreement under Sections 2.06 and 2.07 thereof and (viii) Mr. Dani Goldstein in his capacity as representative of the FIS Selling Shareholders. Capitalized terms used herein but not otherwise defined herein shall bear the meanings ascribed to such terms in the Agreement.

WHEREAS, pursuant to the terms of the Agreement, Formula Vision Portfolio Holdings, Limited Partnership (the "Partnership") will, subject to the consummation of the IDIT Closing and/or the FIS Closing, be issued common shares of Parent, in consideration for its holdings in FIS and/or IDIT, as applicable, all upon the terms and subject to the conditions set forth in the Agreement and in any of the Transaction Documents; and

WHEREAS, as a condition for consummating the Transactions, Purchaser and Parent are interested in receiving certain undertakings from the undersigned, being the only current partners in the Partnership.

NOW, THEREFORE, the undersigned hereby undertake towards the Parent and Purchaser as follows:

1.	Guarantee of Partnership's Obligations

1.1.
Each of the undersigned hereby irrevocably guarantee and undertake that in the event that the Partnership shall be liquidated or that the Consideration Shares issued to the Partnership shall otherwise be distributed to the undersigned, it shall fulfill its respective part of the Partnership's undertakings and obligations as a Selling Shareholder pursuant to the terms of the Agreement, according to such undersigned's part of the Consideration Shares issued to the Partnership and the cash resulting from the sale of any part of such Consideration Shares ("Party Respective Consideration") .

1.2.
Subject to Section 1.1 above and to the liquidation of the Partnership, each of the Parent and Purchaser may, at its discretion, enforce this Guarantee directly against the undersigned, and the undersigned waives any right, claim or remedy (if any) to require that any advance action be brought against the Partnership or any other person or entity (including, any other guarantor) before proceeding against the undersigned or to require Parent or Purchaser to pursue any other remedy, provided that the Partnership and each of the undersigned shall not be liable for the same matter.

1.3.
Subject to the liquidation of the Partnership, each of Parent and Purchaser may exercise this Guarantee from time to time for any amount to which it will be entitled under the Agreement from the Partnership, up to the relevant party's respective part out of the liability of the Partnership under the Agreement.

1.4.	This Guarantee shall be in effect as of date hereof and until all of the Partnership's undertakings and obligation to the Parent and Purchaser under the Agreement have been duly satisfied or expire.

1.5.	The undersigned may not assign any of its obligations hereunder without the prior written consent of the Parent which shall not be unreasonable withheld.

2.	Binding Effect.

This Guarantee shall become effective upon the first Closing of the Agreement. If any term or provision of this Guarantee shall be deemed prohibited by or invalid under any Applicable Law, such provision shall be invalidated without affecting the remaining provisions of this Guarantee.

3.
Governing Law; Jurisdiction.  This Guarantee and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Israel. The competent courts of Tel-Aviv shall have exclusive jurisdiction over any dispute arising in connection with this Guarantee.

Kardan Technologies Ltd.
Date: August 21, 2011	By:	/s/ Kardan Technologies Ltd.
Name:
Title:

Formula Vision Holdings Ltd.
Date: August 21, 2011	By:	/s/ Formula Vision Holdings Ltd.
Name:
Title:

Formula Vision Technologies (F.V.T.) Ltd.
Date: August 21, 2011	By:	/s/ Formula Vision Technologies (F.V.T.) Ltd.
Name:
Title: